PROSPECTUS SUPPLEMENT NO. 3	Filed pursuant to Rule 424(b)(7)
(To Prospectus dated May 8, 2006, as supplemented by Supplement No. 1 dated June 13, 2006 and Supplement No. 2 dated August 24, 2006)	Registration No. 333-129254

$96,600,000

AFFORDABLE RESIDENTIAL COMMUNITIES LP

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

7 1/2% Senior Exchangeable Notes due 2025

and

Shares of Common Stock Issuable Upon Exchange of the Notes

This prospectus supplement no. 3 supplements and amends the prospectus dated May 8, 2006 (as amended by prospectus supplement no. 1 dated June 13, 2006 and supplement no. 2 dated August 24, 2006) of Affordable Residential Communities LP, or the Partnership, and Affordable Residential Communities Inc., or ARC, relating to the sale from time to time by certain selling securityholders of the Partnership’s 7½% Senior Exchangeable Notes due 2025, which are referred to in this prospectus supplement as the “Notes”, and the common stock of ARC issuable upon exchange of their Notes.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing in the table below, which is based on information provided by or on behalf of the named selling securityholders, supplements and amends the information with respect to such selling securityholders in selling securityholders table in the prospectus.

	Principal Amount of Notes (1)(2)		Number of Shares of Common Stock(1)(2)(3)
Selling Security Holder (1)	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of ARC Common Outstanding that May Be Sold Hereby
Amaranth L.L.C. (4)	$13,750,000	14.23	960,866.50	2.20
Merrill Lynch, Pierce, Fenner & Smith (5)	$5,855,000	6.06	409,154.43	0.90

(1)          Since the date on which we were provided with the information regarding their Notes and other security ownership in ARC, selling securityholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their Notes or other securities.  Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership.

(2)          The aggregate principal amount of Notes outstanding as of the date of this prospectus supplement is $96,600,000, which is the aggregate principal amount of Notes registered pursuant to the registration statement of which the prospectus is a part.  Any such changed information will be set forth in supplements to this registration statement if and when necessary.  For purposes of presenting the number of shares of ARC common stock beneficially owned by holders of Notes, we assume an exchange rate of 69.8812 shares of ARC common stock per each $1,000 principal amount of Notes (the initial exchange rate), which is equivalent to a conversion price of approximately $14.31 per share of ARC common stock, and a cash payment in lieu of the issuance of any fractional share interest.  However, the conversion price is subject to adjustment as described under “Description of Notes—Exchange Rights—Exchange Rate Adjustments”  in the prospectus.   As a result, the number of shares of ARC common stock issuable upon exchange of the Notes, and as a consequence, the number of shares beneficially owned by the holders of Notes, may increase or decrease in the future.

(3)             Percentages based on 43,619,218 shares of ARC common stock outstanding as of September 25, 2006, assuming the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of such date and all shares issuable upon redemption of outstanding common partnership units in the Partnership.

(4)             Selling securityholder has identified itself as an affiliate of a broker-dealer. Selling securityholder has informed us that: (a) it purchased its Notes in the ordinary course of business, and (b) at the time the Notes were purchased, it had no agreements or understandings, directly or indirectly, with any person to distribute the Notes.

(5)             Selling securityholder has identified itself as a broker-dealer. A Selling securityholder who is a broker-dealer is deemed to be an underwriter under the Securities Act. Selling securityholder has informed us that: (a) it purchased its Notes in the ordinary course of business, and (b) at the time the Notes were purchased, it had no agreements or understandings, directly or indirectly, with any person to distribute the Notes.

Investing in the notes and the common stock issuable upon their exchange involves risks.  See “Risk Factors” beginning on page 19 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 25, 2006